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Dear Stockholders:
In the midst of a collapse in the oil and gas industry, DMC’s two businesses made substantial progress on a range of strategic and operational initiatives during 2015. While DynaEnergetics and NobelClad generate more than two thirds of their combined sales from the energy sector, a series of technology, product and operational advantages have helped them deflect the full force an industry downturn that has reduced the price of crude by 65% since its 2014 peak.
DMC reported consolidated 2015 sales of $166.9 million, down 18% versus 2014, or 11% after excluding the impact of unfavorable foreign currency exchange translation. DynaEnergetics, which operates exclusively in the exploration and production sector, reported full-year sales of $76.9 million, down 27% from 2014, and 21% after excluding the impact of foreign currency exchange translation. NobelClad, our explosion welding business, reported full-year sales of $90.0 million, down 7% year-over-year, and up 1% after eliminating foreign currency impact.
Our 2015 gross profit margin was 26%, excluding previously announced reserves for potential anti-dumping duties and excess inventory. By comparison, adjusted gross margin in 2014 was 31%. The decline principally relates to pricing pressure in both businesses’ end markets, a less favorable project mix at NobelClad, and ongoing investments in research and development.
We continued to execute the restructuring and consolidation programs initiated in 2014, which are designed to improve operating efficiencies, strengthen our infrastructure and position our businesses for growth. Charges associated with these programs, combined with an $11.5 million goodwill impairment charge at DynaEnergetics and the inventory and anti-dumping reserves, totaled $23.7 million in 2015.
Excluding these charges, we reported breakeven operating results and an after-tax loss from continuing operations of $8.0 million, or $0.57 per diluted share*. Our full-year adjusted EBITDA* was $13.1 million. Greater detail on our financial performance, including full GAAP results and reconciliation of non-GAAP measures to GAAP measures, is available in the DMC 2015 Form 10-K, filed on March 11, 2016.
While the industry downturn has been challenging, it also has presented opportunities, particularly at DynaEnergetics. Oil and gas companies are seeking proven products and technologies that can reduce operating costs and improve efficiencies. DynaEnergetics’ substantial investments in research and development have helped the business capitalize on this situation.
The DynaSelect™ integrated switch detonator illustrates this point. DynaSelect is used to initiate the explosives in a perforating system during the well completion process. Introduced in late 2013, the product has been lowering our customers’ total cost of operations by providing measurable improvements in perforating reliability and safety versus competing detonator technologies. Although well completions fell sharply in 2015, unit sales of DynaSelect increased over the same period. Approximately 20 different companies in the United States, Canada and China are using DynaSelect, up from a single customer when the product was launched less than three years ago.
A major follow-on offering was DynaStage™, a customizable, factory-assembled perforating system that utilizes the DynaSelect technology. Under the industry’s traditional perforating model, service companies use dedicated crews to assemble and wire perforating guns in the field. DynaStage makes this process unnecessary, and allows customers to redeploy or eliminate their investments in field assembly. DynaStage was formally commercialized in October 2015 when Weatherford International became our first principal distribution partner. While widespread adoption of the system has been slowed by the downturn, interest from exploration and production companies has been encouraging. We expect field trials with other select service companies to commence later in 2016.
We are confident that well-site assembly of explosive perforating guns will ultimately be viewed as an outdated and inefficient process. DynaEnergetics is leading a transition toward a new business model, and holds a significant technological advantage over the competition.
DynaEnergetics’ recent success is also attributable to its investments in educating exploration and production companies (E&Ps) about our products and technologies. This is leading to the pull through of sales from service companies, as E&Ps specify our products. Critical to our education efforts has been our new mobile marketing trailer. Introduced in October 2015, it features a fully assembled DynaStage system, as well as a comprehensive portfolio of related perforating products and down-hole tools. This marketing platform allows DynaEnergetics to take its entire product suite into the field, where our sales team can provide customers with tangible evidence of our products’ features and benefits. Since its introduction last October, the trailer has traveled throughout five major U.S. oil and gas markets, and hosted well completions teams from more than 50 E&Ps.
DynaEnergetics has made import-ant progress on the international front as well. In Tyumen, Siberia, a production facility under development for the past several years recently received final permits for industrial explosives production, and subsequently completed testing of a fully automated shaped charge manufacturing line. Internal quality checks are complete, and at this writing, charges are being shipped to the field for down-hole testing. We expect to begin commercial sales in the coming weeks, and believe DynaEnergetics now has an opportunity to build a much larger presence in Russia and the broader CIS region.

At NobelClad, roughly 50% of bookings during 2015 came from the downstream oil and gas sector, as refiners leveraged healthy crack spreads (margins) to invest in repair, maintenance and modernization programs. New construction in the global chemical and petrochemical markets remained modest due to continued low capital spending levels, but still accounted for 25% of 2015 bookings.
NobelClad continued its efforts to strengthen end-user relationships, enter new industrial markets and expand applications for its explosion-clad plates. The expertise we have added to our sales team in the chemical, pipe and transition-joint sectors is generating a range of long-term opportunities that we believe will return NobelClad to a position of top-line growth and enhance its already strong free cash flow performance.
A recent large order served to validate NobelClad’s strategy of working more intimately with end users. During 2015, the business began discussions with a prominent East Asian semiconductor materials company regarding its need for specialized clad plate for a new generation of production equipment. Our teams in Asia and Germany worked closely with the customer to establish project parameters and a production strategy. Earlier this year, the customer awarded NobelClad a $6.3 million order for specialized plates to be produced during the second quarter at our new plant in Liebenscheid, Germany.
In my letter last May, I highlighted a series of restructuring initiatives we had commenced to strengthen DMC’s global infrastructure, enhance operating efficiencies and reduce costs. Those programs were largely completed in 2015 and reduced our headcount by approximately 20%. They included the consolidation of DynaEnergetics’ North American manufacturing operations into our plant in Whitney, Texas; and the closure of 10 small distribution centers in favor of a more efficient, centralized facility in Texas. NobelClad consolidated the majority of its European cladding operations onto a state-of-the-art manufacturing campus in Liebenscheid, Germany. At the corporate level, we streamlined our executive team and reduced the number of directors on our board from nine to seven.
The impact of the oil-price collapse reverberated across all segments of the global energy industry during 2015. We closely monitored conditions throughout the year, and in the third quarter, determined the decline in customer capital spending, coupled with our investments in consolidation and restructuring programs, could potentially push our future leverage and debt-service-coverage ratios beyond levels allowed for in our bank credit agreements. We approached our commercial lenders and worked together to temporarily amend our covenants. The new terms, which do not include any pricing modifications, should provide us with the financial flexibility to operate through the downturn.
We are taking a conservative approach to managing our balance sheet, as illustrated by the 23% sequential reduction in our net debt position during the final quarter of 2015. Net debt at December 31, 2015, stood at $21.2 million and our debt-to-EBITDA ratio was less than 2, well below the allowable levels in our bank covenants.
Under the direction of DMC Chair-man Gerard Munera, our Board has worked closely with management to enhance DMC’s enterprise risk evaluation and mitigation pro-grams. A key component of this initiative is a more comprehensive and rigorous global security program. Given the heightened sensitivity to issues of security and safety, combined with our extensive use of industrial explosives, this program addresses our worldwide supply chain and substantially strengthens our guidelines for the handling and control of explosive substances, monitoring the security perimeters around our facilities, and coordinating with local security agencies if ever necessary.
The Compensation Committee of our Board further refined DMC’s executive compensation structure during 2015. In an effort to closely align executive pay with value creation for stockholders, compensation has been more directly tied to revenue and profitability performance, as well as effective management of working capital. While we are disappointed by DMC’s performance against these metrics during the downturn, we are confident the steps we have taken to strengthen the business and position it for future growth will lead to enhanced stockholder returns when our end markets improve.
In light of the current market environment, our objective during 2016 is to operate within our cash flow and deliver breakeven to positive operating income while further reducing our debt. While we will continue to hold the line on operational and administrative costs, we intend to maintain our investments in research, development and market expansion initiatives - the very programs that are helping DMC outperform its peers. We also intend to maintain a focus on longer-range, external growth opportunities that would fit well with our global footprint and management expertise. Opportunities would include technical product or service businesses that participate in stable or growing niche markets. Our overarching objective is to add businesses with the people, products and market access that will enhance the strength of DMC and accelerate our long-term growth.
I want to thank DMC’s global family of employees who collectively have put forth extraordinary effort during a difficult period to ensure the success of their company. I also want to thank our Board of Directors for their continued wisdom and guidance, and you, our stockholders, for your ongoing support of DMC.
Best Regards,

Kevin Longe
Chief Executive Officer